Exhibit 5.1

Faegre Drinker Biddle & Reath LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402 +1 612 766 7000 main +1 612 766 1600 fax

June 22, 2022

Panbela Therapeutics, Inc.

712 Vista Boulevard #305

Waconia, MN 55387

Ladies and Gentlemen:

In connection with the proposed registration under the Securities Act of 1933, as amended (the “Act”), of shares of Common Stock of Panbela Therapeutics, Inc., a Delaware corporation formerly known as Canary Merger Holdings, Inc. (the “Company”), offered and to be offered pursuant to the Panbela Therapeutics, Inc. 2016 Omnibus Incentive Plan (the “2016 Plan”), the Panbela Therapeutics, Inc. 2011 Stock Option Plan (the “2011 Plan”) and the Cancer Prevention Pharmaceuticals, Inc. 2010 Equity Incentive Plan (together with the 2016 Plan and the 2011 Plan, the “Plans”), we have examined the Company’s Certificate of Incorporation, as amended, its Amended and Restated By-Laws, the Agreement and Plan of Merger dated February 21, 2022, and such other documents, including the Registration Statement on Form S-8 of even date herewith, to be filed with the Securities and Exchange Commission (the “Commission”) relating to such shares (the “Registration Statement”), and have reviewed such matters of law as we have deemed necessary for this opinion.

Accordingly, based upon the foregoing, we are of the opinion that:

1.    The Company has duly authorized the issuance of the shares of Common Stock which may be issued pursuant to the Plans.

2.    The shares of Common Stock of the Company that may be issued pursuant to the Plans will be, upon issuance in accordance with the Plans, validly issued and outstanding and fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,

FAEGRE DRINKER BIDDLE & REATH LLP

By:	/s/ Joshua L. Colburn
Joshua L. Colburn